U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Croft, III                           Edward               S.
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   (Last)                           (First)             (Middle)

500 Argonne Drive, NW
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                                    (Street)

Atlanta,                              GA                 30305
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   (City)                           (State)              (Zip)

Artesyn Technologies, Inc. (ATSN)
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2.   Issuer Name and Ticker or Trading Symbol



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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


August 2002
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          8/16/02        S               5,000       D      $2.3150  16,881         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                     2.                                                                                   deriv-    of
                     Conver-                    5.                              7.                        ative     Deriv-   11.
                     sion                       Number of                       Title and Amount          Secur-    ative    Nature
                     or                         Derivative    6.                of Underlying     8.      ities     Secur-   of
                     Exer-             4.       Securities    Date              Securities        Price   Bene-     ity:     In-
                     cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                     Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                   of       action   Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of             Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative           ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity     Month     (I)      ship
Security             Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)           ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Non-Qualified Stock  $15.7900                                          05/01/11 Common    10,000          10,000    D
Option (right to buy)                                                           Stock
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Non-Qualified Stock  $18.0000                                          05/08/07 Common    10,000          10,000    D
Option (right to buy)                                                           Stock
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Non-Qualified Stock  $18.2500                                          05/06/09 Common    10,000          10,000    D
Option (right to buy)                                                           Stock
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Non-Qualified Stock  $21.2500                                          05/06/08 Common    10,000          10,000    D
Option (right to buy)                                                           Stock
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Non-Qualified Stock  $23.8125                                          05/04/10 Common    10,000          10,000    D
Option (right to buy)                                                           Stock
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
Explanation of Responses:


/s/ Giselle Hurwitz                                      September 4, 2002
---------------------------------------------            -----------------------
    **Signature of Reporting Person                             Date
By:  Giselle Hurwitz
For: Edward S. Croft, III



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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